December 13, 2011
United States Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Re: American Strategic Minerals Corporation, formerly Verve Ventures Inc.

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K of American Strategic Minerals Corporation, formerly Verve Ventures Inc., to be filed with the Securities and Exchange Commission on or about December 13, 2011, and are in agreement with the statements contained under Item 4.01 paragraphs one through five therein as they relate to our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

 /s/ PLS CPA, A Professional Corporation
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PLS CPA, A Professional Corporation